Exhibit 99.1

Apartment Investment and Management Company Sets

Ratio for Reverse Stock Split

DENVER, CO, November 25, 2020 – Apartment Investment and Management Company (“Aimco”) (NYSE: AIV) today announced that a committee of its Board of Directors has established 1-for-1.23821 as the ratio for the previously-announced reverse stock split of its outstanding shares of common stock.

The reverse stock split will become effective on November 30, 2020, immediately after the issuance of shares in the special dividend described below, and Aimco’s common stock will begin trading on a split-adjusted basis on the New York Stock Exchange (“NYSE”) as of the opening of trading on December 1, 2020, under Aimco’s existing symbol “AIV.” Aimco’s common stock has been assigned a new CUSIP number of 03748R747 in connection with the reverse stock split.

When the reverse stock split becomes effective, every 1.23821 of the Company’s issued and outstanding shares of common stock will be combined into one share, without any change to the par value per share. No fractional shares will be issued in connection with the reverse stock split. Stockholders who would otherwise hold a fraction of a share will receive a cash payment in lieu thereof at a price equal to that fraction of a share to which the stockholder would otherwise be entitled, multiplied by $30.98 (which is the volume weighted average trading price of a share of Aimco common stock during the ten (10) trading day period ending at the close of business on November 24, 2020).

The purpose of the reverse stock split is to neutralize the dilutive impact of the stock to be issued in the special dividend that was announced on October 23, 2020. The board of directors of Aimco declared a special dividend on the common stock with an aggregate value of $8.20 multiplied by the number of outstanding shares of common stock on November 4, 2020 (the “Record Date”), comprised of cash and common stock, and gives stockholders the opportunity to elect to receive the special dividend in the form of all cash or all stock, subject to proration if either option is oversubscribed. The special dividend will be payable after the close of business on November 30, 2020, to stockholders of record as of the close of business on the Record Date. Total shares of Aimco common stock outstanding following completion of both the special dividend and the reverse stock split are expected to be unchanged from the total shares outstanding immediately prior to the special dividend, although some individual stockholders may have more shares and some individual stockholders may have fewer shares, after completion of both the special dividend and the reverse stock split, compared to before, based on their individual elections. The reverse stock split will ensure comparability of Aimco per share results before and after these transactions.

The Company has retained its transfer agent, Computershare, Inc. (“Computershare”), to act as its exchange agent for the reverse stock split. Computershare will manage the exchange of pre-split shares for post-split shares. Stockholders of record as of the close of business on the Record Date, will receive a letter of transmittal providing instructions for the exchange of their shares. Brokers, banks and other nominees will be instructed to effect the reverse stock split for their beneficial holders who hold shares of Aimco common stock in street name. However, these brokers, banks and other nominees may have different procedures for processing the reverse stock split and making payment for fractional shares than those procedures that apply to registered stockholders. Stockholders who hold shares of Aimco common stock with a broker, bank or other nominee and who have any questions in this regard are encouraged to contact their brokers, banks or other nominees. For further information, stockholders and securities brokers should contact Computershare by telephone at 1-800-546-5141.

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About Aimco

Aimco is a real estate investment trust focused on the ownership and management of quality apartment communities located throughout the United States. Aimco is one of the nation’s largest owners and operators of apartments with 125 communities in 17 states and the District of Columbia. Aimco common shares are traded on the New York Stock Exchange under the ticker symbol “AIV” and are included in the S&P 500. For more information about Aimco, please visit our website at www.aimco.com.

Contact:

Matt Foster, Director, Investor Relations

Investor Relations

(303) 793-4661

investor@aimco.com